SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.)

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THE COAST DISTRIBUTION SYSTEM, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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THE COAST DISTRIBUTION SYSTEM, INC.

350 Woodview Avenue

Morgan Hill, California 95037

(408) 782-6686

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held August 10, 2006

NOTICE IS HEREBY GIVEN that the 2006 Annual Meeting of Stockholders of The Coast Distribution System, Inc., a Delaware corporation (the “Company”), will be held at the Executive Offices of the Company, 350 Woodview Avenue, Morgan Hill, California, on Thursday, August 10, 2006, at 10:00 A.M., Pacific Time, for the following purposes, as more fully described in the accompanying Proxy Statement:

(1)	To elect Thomas R. McGuire and Ben A. Frydman as the Class III Directors of the Company for a term of three years.

(2)	To approve the Stockholders Rights Plan adopted by the independent directors of the Company in February 2006.

(3)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on July 5, 2006 will be entitled to vote at the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

Sandra A. Knell

Secretary

July     , 2006

YOUR VOTE IS IMPORTANT. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING YOU SHOULD COMPLETE, DATE AND SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE PREPAID ENVELOPE THAT ACCOMPANIES THIS PROXY STATEMENT.

Any stockholder present at the Meeting may withdraw his or her proxy and vote in person on each matter brought before the Meeting. However, stockholders whose shares are held in the name of a broker or other nominee and who desire to vote their shares at the Meeting should bring with them a proxy or letter from that firm confirming their ownership of those shares.

THE COAST DISTRIBUTION SYSTEM, INC.

350 Woodview Avenue

Morgan Hill, California 95037

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To be Held August 10, 2006

INTRODUCTION

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of The Coast Distribution System, Inc., a Delaware corporation (“Coast” or the “Company”), for use at its 2006 Annual Meeting of Stockholders to be held on Thursday, August 10, 2006, at 10:00 A.M., Pacific Time, at the executive offices of the Company, 350 Woodview Avenue, Morgan Hill, California 95037. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about July     , 2006.

YOUR VOTE IS IMPORTANT. PLEASE VOTE AS SOON AS POSSIBLE BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD IN THE POSTAGE PREPAID RETURN ENVELOPE THAT ACCOMPANIES THIS PROXY STATEMENT.

Some stockholders may have their shares registered in different names or hold shares in different capacities. For example, a stockholder may have some shares registered in his or her name, individually, and others in his or her capacity as a custodian for minor children or as a trustee of a trust. In that event, you will receive multiple copies of this Proxy Statement and multiple proxies. If you want all of your votes to be counted, please be sure to sign, date and return all of those proxies.

Who May Vote?

If you were a stockholder on the records of the Company at the close of business on July 5, 2006, you may vote at the 2006 Annual Meeting, either in person or by proxy. On that day, there were [4,412,932] shares of our common stock outstanding and entitled to vote.

How Many Votes Do I Have?

Each share is entitled to one vote on all matters presented for a vote of the stockholders. However, our Certificate of Incorporation provides that, if any stockholder who is entitled to vote and is in attendance at the Annual Meeting announces, prior to the voting, an intention to cumulate votes in the election of directors, then all stockholders will be entitled to cumulate votes in that election. In an election held by cumulative voting, each stockholder is entitled to cast a number of votes equal to the number of directors to be elected (which, at this year’s Annual Meeting, will be two) multiplied by the number of shares of common stock held by the stockholder, and those votes may be cast all for a single nominee or may be distributed, in such proportions as the stockholder chooses, among all or any number of the nominees properly placed in nomination. However, in accordance with the applicable provisions of the Company’s Certificate of Incorporation, no stockholder may cumulate votes for any nominee for election as a director unless the name of that nominee has been properly placed in nomination before the voting and any stockholder has given notice, at the Annual Meeting and before the voting, of such stockholder’s intention to cumulate his or her votes.

How May I Vote?

If you are a record holder of Coast shares, you may vote by proxy, by completing, signing and returning the enclosed proxy card; or you may attend the meeting and vote your shares in person. However, if you vote by proxy and then attend the meeting in person, you may withdraw your proxy and vote in person if you so choose.

What Does It Mean To Vote By Proxy?

To vote by proxy means that you give someone else the right to vote your shares in accordance with your instructions. In this case, we are asking you to give your proxy to Robert S. Throop, John W. Casey and Leonard P. Danna, who are independent directors of the Company (the “proxyholders”), by signing and dating the enclosed proxy card and retuning it in the postage prepaid return envelop that also is enclosed. In this way, you ensure that your vote will be counted even if you are unable to attend the Annual Meeting. If, after giving us your proxy, you attend the Annual Meeting, you may still choose to vote your shares in person and, in that case, only the votes you cast at the Annual Meeting will be counted.

How Will My Proxy Be Voted?

If you sign, date and return your proxy, your shares will be voted in accordance with the instructions you mark on your proxy card. If you sign and return your proxy card without specifying how you want your shares voted, the proxyholders will vote your shares:

•	For the election of the Board’s nominees for Class III directors (Proposal No. 1); and

•	For the Board of Directors’ proposal to approve the Stockholder Rights Plan (Proposal No. 2).

If any other matter is presented at the Annual Meeting upon which a vote may properly be taken, the shares represented by your proxy will be voted in accordance with the judgment of the proxyholders.

However, if your shares are held in a brokerage account or by a nominee, please read the information below under caption “Voting Shares Held by Brokers, Banks and Other Nominees” regarding how your shares may be voted.

Voting Shares Held by Brokers, Banks or Other Nominee Holders

If you hold your shares of Coast common stock in a brokerage or nominee account, you are the “beneficial owner” of those shares, holding them in “street name.” In order to vote your shares, you must give voting instructions to your broker or the nominee holder of your shares. We ask brokers and nominee holders to obtain voting instructions from the beneficial owners of shares of our common stock. Proxies that are sent to us by brokers or nominee holders on your behalf will count toward a quorum and will be voted in accordance with the instructions that you have provided to the broker or nominee holder of your shares.

If you fail to provide voting instructions, your broker or other nominee will have discretion to vote your shares at the Annual Meeting for the election of the Class III Directors nominated by the Board. However, if you fail to give instructions to your broker as to how to vote your shares on any non-routine matter, such as the proposal to approve the Stockholder Rights Plan (Proposal No. 2 below), then your broker or other nominee holder cannot vote your shares on that proposal and, in that event, your shares will constitute so-called “broker non-votes” with respect to that proposal.

Required Vote

Quorum Requirement.    Our Bylaws require that a quorum be present, in person or by proxy, before any business may be transacted at the Meeting (other than adjourning the Meeting to a later date to allow time to obtain additional proxies to satisfy the quorum requirement). A quorum is present if a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is represented, either in person or by proxy, at the Annual Meeting. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.

Assuming a quorum of the stockholders is present in person or by proxy at the Annual Meeting, the following voting requirements will apply:

Election of Directors.    A plurality of the votes cast is required for the election of the Class III Directors. As a result, the two nominees who receive the highest number of votes cast will be elected as the Class III Directors.

Approval of Stockholder Rights Plan.    The affirmative vote of a majority of the shares that are present in person or by proxy at the Annual Meeting and are voted on this Proposal is required to approve the Stockholder Rights Plan. Abstentions on this Proposal will have the same effect as a vote against the Proposal. Broker non-votes will be treated (other than for quorum purposes) as if they had not been voted and, therefore, will have no effect on the outcome of the vote on this Proposal.

How Can I Revoke My Proxy?

If you are the record owner of your shares and, after you have returned your proxy, you decide to change your vote, you may do so by taking any one of the following actions:

•	Sending a written notice that you are revoking your proxy, addressed to the Secretary of the Company, at 350 Woodview Avenue, Morgan Hill, California 95037, and then voting again by one of the methods described immediately below. To be effective, the notice of revocation must be received by the Company before the Annual Meeting commences.

•	Returning a new proxy by mail at a later date than your prior proxy. To be effective, that proxy must be dated as of a date that is later than the date of your earlier proxy and must be received by the Company before the Annual Meeting commences.

•	Attending the Meeting and voting in person or by proxy in a manner different that the instructions contained in your earlier proxy.

However, if your shares are held by a broker or other nominee holder, and you want to change the voting instructions you have previously given to the broker or nominee holder, you will need to contact your broker or the nominee holder to ascertain the actions you will need to take to change your previous voting instructions.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the ownership, as of July 5, 2006, of the Company’s outstanding common stock by (i) each person known by management to own, beneficially or of record, more than five percent (5%) of those shares, (ii) each director-nominee and each director of the Company, (iii) the executive officer of the Company named in the Compensation Table set forth later in this Proxy Statement, and (iv) all directors and executive officers of the Company as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Thomas R. McGuire 350 Woodview Avenue Morgan Hill, CA 95037	544,833	(2)	12.2%

Dimensional Fund Advisors 1299 Ocean Avenue 11th Floor Santa Monica, CA 90401	303,800	(3)	6.9%

JB Capital Partners, L.P. Alan W. Weber 5 Evan Place, Armonk, NY 10504	294,900	(4)	6.7%

Robert E. Robotti (5) Robotti & Company, Incorporated 52 Vanderbilt Avenue New York, NY 10017	257,200	(5)	5.8%

Lone Star RV Sales, Inc. 14444 North Freeway, Houston, TX 77090	252,900	(6)	5.7%

Robert S. Throop	25,000	(7)	*

Ben A. Frydman	21,000	(7)	*

John W. Casey	23,000	(7)	*

Leonard P. Danna	6,000	(7)	*

Sandra A. Knell	159,215	(8)	3.6%

David A. Berger	82,081	(8)	1.8%

Dennis A. Castagnola	74,585	(8)	1.7%

All directors and officers as a group (8 persons)	935,714	(9)	19.9%

*	Less than 1%.

(1)	Except as otherwise noted below, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.

(2)	Includes 48,750 shares subject to outstanding stock options exercisable during the 60-day period ending September 4, 2006.

(3)	In a report filed with the Securities and Exchange Commission, Dimensional Fund Advisors, Inc., an investment advisor registered under Section 201 of the Investment Advisors Act of 1940 (“DFA”), reported that (i) it possesses voting and investment power over these shares, (ii) these shares are owned by four investment companies registered under the Investment Company Act of 1940 for which DFA serves as investment advisor and certain commingled group trusts and separate accounts for which DFA serves as investment manager and (iii) although it may be deemed to be the beneficial owner of such shares, DFA disclaims such beneficial ownership.

(4)	In a report filed with the Securities and Exchange Commission, JB Capital Partners, L.P and Alan W. Weber, its general partner, reported that they share voting and dispositive power and, therefore, share beneficial ownership with respect to 294,900 of these shares and that Mr. Weber is the sole beneficial owner of, with sole voting and dispositive power over, the other 1,000 shares.

(5)	According to a report filed by Robert E. Robotti with the Securities and Exchange Commission, of these 257,200 shares of the Company’s common stock, Mr. Robotti shares voting and dispositive power: (i) with Robotti & Company, Incorporated, Robotti & Company, LLC and Robotti Company Advisors LLC as to 41,800 of these shares; and (ii) with Kenneth R. Wasiak, Ravenswood Management Company, LLC and Ravenswood Investment Company, L.P. as to 195,400 of these shares; and he may be deemed to share beneficial ownership with Suzanne Robotti, Mr. Robotti’s wife, as to the remaining 20,000 shares, although the report states that Suzanne Robotti holds sole voting and dispositive power with respect to those 20,000 shares. The report also states that each of the above-named persons and entities disclaims beneficial ownership of the shares held by each of the other named persons and entities.

(6)	In a report filed with the Securities and Exchange Commission, Lone Star RV Sales, Inc. reported that it possesses sole ownership and dispositive power with respect to these shares and that it disclaims beneficial ownership of 13,000 shares owned by Scott Byrne and 10,000 shares owned by Gordon Byrne.

(7)	Includes shares subject to outstanding stock options exercisable during the 60-day period ending September 4, 2006, as follows: Mr. Throop—6,000 shares; Mr. Frydman—18,000 shares; Mr. Casey—16,000 shares; and Mr. Danna—6,000 shares.

(8)	Includes shares subject to outstanding stock options exercisable during the 60-day period ending September 4, 2006, as follows: Ms. Knell—71,250 shares; Mr. Berger—63,750 shares; and Mr. Castagnola—64,650 shares.

(9)	Includes a total of 294,400 shares subject to outstanding stock options exercisable during the 60-day period ending September 4, 2006.

ELECTION OF DIRECTORS

(Proposal One)

Coast’s Board of Directors consists of five members and is divided into three classes. The directors in each class serve for three-year terms. The Board has nominated Thomas R. McGuire, the Chairman and Chief Executive Officer, and Ben A. Frydman, both of whom are incumbent directors, for election as the Class III Directors of the Company at the Annual Meeting. Messrs. McGuire and Frydman were both elected by the stockholders to their current terms of office, as directors, at the 2003 Annual Stockholders Meeting.

Unless authority to vote has been withheld, the proxyholders intend to vote the shares represented by the proxies they receive for the election of Messrs. McGuire and Frydman as Class III Directors of the Company. Messrs. McGuire and Frydman have indicated that they are willing to serve as Directors of the Company if they are elected at the Annual Meeting. If, for any reason, either of them should become unable or unwilling to serve, then the Board of Directors may either (i) reduce the authorized number of Class III directors to one, in which case only one Class III Director-Nominee will stand for election at the 2006 Annual Meeting, or (ii) designate a substitute nominee for election as a Class III Director, in which event the votes represented by the proxies they receive may be cast for the election of that substitute nominee. The Board of Directors has no reason to believe that either Mr. McGuire or Mr. Frydman will become unable or unwilling to serve.

Vote Required and Vote Recommended by the Board of Directors

Under Delaware law, the two nominees for election as Class III Directors receiving the highest number of votes at the Annual Meeting will be elected.

If any stockholder entitled to vote gives notice at the Annual Meeting of his or her intention to cumulate votes in the election of Directors, the proxyholders will have the discretion to cumulate the votes represented by the proxies they hold and to cast those votes, in such proportions as they deem appropriate, for either or both of the nominees named above, except to the extent authority to vote has been withheld.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF MESSRS. MCGUIRE AND FRYDMAN AS THE CLASS III DIRECTORS OF THE COMPANY

Nominees and Directors

The names and certain information, as of July 5, 2006, concerning the nominees for election as Class III Directors and the continuing Directors are set forth below.

Name and Age	Positions with the Company
Class III Directors and Nominees
Thomas R. McGuire, 62	Chairman, Chief Executive Officer and Director
Ben A. Frydman, 59	Director and Assistant Secretary

Continuing Directors:
Class I Directors
Robert S. Throop, 68	Director
Leonard P. Danna, 53	Director and Chairman of the Audit Committee

Class II Director
John W. Casey, 64	Director and Chairman of the Compensation Committee

Thomas R. McGuire is a founder of the Company and is, and since the inception of the Company in 1977 has been, its Chairman and Chief Executive Officer.

Ben A. Frydman has served as a director of the Company since 1988. Mr. Frydman is, and for more than the past twenty-five years has been, engaged in the private practice of law, as a member and shareholder of Stradling Yocca Carlson & Rauth, a Professional Corporation, which provided legal services to the Company in 2005. Mr. Frydman also is a director of Collectors Universe, Inc., a publicly traded company which is engaged in the business of providing grading and authentication and other value added services to collectors and dealers of high-value collectibles and diamonds.

Robert S. Throop has served as a director of the Company since 1995. Until his retirement in late 1996, and for more than the prior five years, Mr. Throop was the Chairman and Chief Executive Officer of Anthem Electronics, Inc. (“Anthem”), a national distributor of semiconductor and computer products, which was a New York Stock Exchange listed company during Mr. Throop’s tenure as its Chief Executive Officer. Mr. Throop also is a director of the Manitowoc Company, a publicly traded company that is a leading manufacturer of industrial cranes, and Azerity, which is a privately owned business.

Leonard P. Danna has served as a director of the Company and Chairman of the Audit Committee of the Board of Directors since November 2003. Mr. Danna is, and since April 1999 has been, an audit partner with the accounting firm of Vavrinek, Trine Day & Co., LLP.

John W. Casey has served as a director of the Company since August 1998. From 1980 and until his retirement in 1994, Mr. Casey was President and Chief Executive Officer of Shurflo Pump Mfg. Company (“Shurflo”), which is engaged in the manufacture and sale of pumps used in pumping and circulating water or other liquids in a variety of products and equipment, including recreational vehicles and soft drink dispensing machines. Mr. Casey also serves as a director of the Deschutes Basin Land Trust.

There are no family relationships among any of the Company’s officers or directors.

THE BOARD OF DIRECTORS

Role of the Board of Directors.    In accordance with Delaware law and our Bylaws, the Board of Directors oversees the management of the business and affairs of the Company. The members of the Board keep informed about our business through discussions with management of the Company, by reviewing analyses and reports sent to them by management and outside consultants, and by participating in Board and in Board committee meetings.

Our Board members are encouraged to prepare for and to attend all meetings of the Board and the Board committees of which they are members and all stockholder meetings. During the fiscal year ended December 31, 2005, the Board of Directors of the Company held a total of 6 meetings and all of the directors attended at least 80% of the total of those meetings and the meetings of the Board committees on which they served during 2005. All five of our directors also attended the 2005 Annual Meeting of Stockholders.

Committees of the Board of Directors

The Board has two standing committees: an Audit Committee and a Compensation Committee. Information regarding the members of each of those Committees and their responsibilities and the number of meetings held by those Committees in 2005 is set forth below. The Board of Directors, as a whole, functions as the Board Nominating Committee.

Audit Committee and Financial Experts.    The members of the Audit Committee are Leonard P. Danna, its Chairman, and Robert S. Throop and John W. Casey. The Board of Directors has determined that all of the members of the Audit Committee are independent within the meaning of the AMEX listed company rules and also meet the enhanced independence requirements for audit committee members contained in the rules of the Securities and Exchange Commission (the “SEC”). Our Board of Directors also has determined that each of Messrs. Danna and Throop meets the definition of “audit committee financial expert” adopted by the SEC. The Audit Committee has a written charter that specifies its responsibilities, which include oversight of the Company’s financial reporting process, and the appointment and oversight of the independent public accountants engaged to audit the Company’s financial statements. Interested stockholders can obtain a copy of that charter at our Internet website at www.coastdistribution.com. The Audit Committee held a total of 6 meetings during fiscal 2005. To ensure independence, the Audit Committee also meets separately with our outside auditors and members of management, respectively.

Compensation Committee.    The members of the Compensation Committee are John W. Casey, who serves as the Committee’s Chairman, and Robert S. Throop and Leonard Danna, each of whom is independent (as defined in the AMEX listed company rules). The Compensation Committee (i) sets the salaries of the Company’s executive officers, (ii) adopts incentive compensation and other benefit plans for our executive officers, and sets the performance targets and determines the incentive compensation awards under management bonus programs; and (iii) administers, and makes determinations with respect to the granting and terms of stock options and rights to purchase common stock under, the Company’s Stock Incentive Plans. The Compensation Committee operates under a charter that sets forth the role and responsibilities of the Committee. A copy of that charter, which complies with applicable AMEX listed company rules, is accessible at our website at www.coastdistribution.com. The Compensation Committee held 2 meetings during fiscal 2005.

Nominating Committee.    The Board of Directors has decided that the full Board should perform the functions of a nominating committee for the Company. It made that decision because the Board believes that selecting new Board nominees is one of the most important responsibilities the Board members have to our stockholders and, for that reason, all of the members of the Board should have the right and responsibility to participate in the selection process. Additionally, each of the Board members, other than Mr. McGuire, is an “independent director” within the meaning of the AMEX listed company rules that are applicable to membership on Board Nominating Committees and Mr. McGuire is the largest stockholder of the Company and, in the opinion of the independent directors, he should have a role in the deliberations of the Board relating to the selection of directors. The Board has decided, however, that actions of the Board, in its role as Nominating Committee, can be taken only with the affirmative vote of a majority of the independent directors on the Board.

The Board’s primary responsibility, when acting as Nominating Committee, is to identify and screen new candidates for Board membership. Our Board of Directors has adopted a charter setting forth the responsibilities of the Board when acting as Nominating Committee. A copy of that charter, which complies with applicable AMEX listed company rules, is accessible at our website at www.coastdistribution.com. The Board met one time during 2005 in its role as Nominating Committee.

CORPORATE GOVERNANCE

Director Independence

To be considered independent, the Board must affirmatively determine that a director does not have any direct or indirect material relationship with Coast that, in the opinion of the Board, would interfere with the exercise of that director’s independent judgment in carrying out his responsibilities as a director. Pursuant to Coast’s corporate governance guidelines, a director will not be independent if:

Within the preceding three years:

•	the director was employed by Coast;

•	an immediate family member of the director was employed as an executive officer of Coast;

•	the director was employed by or affiliated with, or an immediate family member of the director was employed in a professional capacity by or affiliated with, Coast’s independent registered public accounting firm;

•	a present Coast executive officer was on the compensation committee of the board of directors of a company that concurrently employed the Coast director, or that concurrently employed an immediate family member of the director as an executive officer;

•	the director received, or an immediate family member of the director received, more than $60,000 in direct compensation from Coast during any twelve-month period within the preceding three years, other than director and committee fees and any deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); or

•	the director, or an immediate family member of the director, is a partner, executive officer, or controlling shareholder of another company or professional entity (including any law firm or investment banking firm) to which Coast made, or from which Coast received, payments for property or services in the current or any of the past three fiscal years that exceeded 5% of consolidated gross revenues of that company or professional entity for that year, or $200,000, whichever was more.

On the basis of the above criteria, the Board has determined that, with the exception of Mr. McGuire, Coast’s CEO, all of the directors are independent including Ben A. Frydman. In determining that Mr. Frydman is independent, the other independent directors considered the fact that Mr. Frydman is a shareholder in the law firm of Stradling Yocca Carlson & Rauth, which provided legal services to Coast during the past three years and is providing legal services to Coast in 2006. However, on the basis of the criteria set forth above and their evaluation of Mr. Frydman’s past performance as a director, the other independent directors determined that this relationship did not interfere with the exercise of Mr. Frydman’s independent judgment in carrying out his responsibilities as a director of Coast.

Corporate Governance Guidelines

Our Directors believe that sound governance practices and policies provide an important framework to assist them in fulfilling their duties to the Company’s stockholders. In May 2004, our Board adopted the following governance guidelines, which include a number of policies and practices under which our Board has operated for some time, together with concepts suggested by various authorities in corporate governance and the requirements under the AMEX listed company rules and the Sarbanes-Oxley Act of 2002. Some of the principal subjects covered by those guidelines include:

•	Director Qualifications. Candidates for election to the Board will be evaluated on the basis of each candidate’s independence and freedom from conflicts of interest, experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries; his or her understanding of our business and the business environment in which we operate; and his or her ability and willingness to devote adequate time and effort to Board responsibilities.

•	Independence and Responsibilities of Directors. A majority of the Directors, but in no event less than three directors, will be independent directors (as defined in the AMEX listed company rules). Additionally, Directors are expected to act in the best interests of all stockholders; develop and maintain a sound understanding of our business and the industry in which we operate; prepare for and attend Board and Board committee meetings; and provide active, objective and constructive participation at those meetings.

•	Director Access to Management. Directors are to be permitted access to members of management and members of management are to provide Board presentations regarding the functional areas of our business for which they are responsible.

•	Adequate Funding for the Board and its Committees. The Company will provide the funding necessary to enable the Board of Directors and each of its committees to retain independent advisors as the Board, or such committees acting independently of the Board, deem to be necessary or appropriate.

•	Director Participation in Continuing Education Programs. New directors will participate in programs designed to familiarize them with our business, strategic plans, significant financial, accounting and risk management issues, compliance programs, conflicts policies, code of business conduct and corporate governance guidelines. In addition, each incumbent director is expected to participate in continuing education programs relating to developments in the Company’s business and to corporate governance.

•	Annual Performance Evaluations. The Board and each Board committee will conduct an annual self-assessment of its performance.

•	Executive Sessions Without Management. The independent directors of the Board will hold separate sessions, outside the presence of management, to consider and evaluate the performance of the Company and its management and such other matters as they deem appropriate. In addition, the Audit Committee shall meet separately with the Company’s outside auditors.

Code of Business Conduct

We have adopted a Code of Business Conduct for our officers and employees. The Code also sets forth specific ethical policies and principles that apply to our Chief Executive Officer, Chief Financial Officer and other key accounting and financial personnel. A copy of our Code of Business Conduct is posted on our Internet website at www.coastdistribution.com. We also intend to disclose, on our Internet website, any amendments to the Code and any waivers of its requirements that may be granted to our Chief Executive Officer or Chief Financial Officer.

Communications with the Board

Stockholders and other parties interested in communicating with the non-management directors as a group may do so by writing to the Corporate Secretary, The Coast Distribution System, Inc., 350 Woodview Avenue, Morgan Hill, California 95037. The Corporate Secretary will review and forward to appropriate member or members of the Board copies of all such correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or its committees or that she otherwise determines requires their attention. Concerns relating to accounting, internal controls or auditing matters will be brought promptly to the attention of the Chairman of the Audit Committee and will be handled in accordance with procedures established by the Board’s Audit Committee.

Nomination of Directors

In identifying candidates for membership on the Board, the directors will seek recommendations from existing Board members and executive officers. In addition, the Board will consider any candidates that may be recommended by any of the Company’s stockholders who make those recommendations in accordance with the procedures described below. The Board also has the authority to engage an executive search firm and other advisors as it deems appropriate to assist it identifying qualified Board candidates. It is the Board’s policy to evaluate all candidates for director in the same manner regardless of the source of the recommendation.

In assessing and selecting new candidates for Board membership, the Board of Directors will consider such factors, among others, as the candidate’s independence and freedom from conflicts of interest, experience, knowledge, skills and expertise, as demonstrated by past employment and board experience and the candidate’s reputation for integrity. When selecting a nominee from among candidates considered by the Board, it will conduct background inquiries of and interviews with the candidates the Board members believe are best qualified to serve as directors. The Board members will consider a number of factors in making their selection of a nominee from among those candidates, including, among others, whether the candidate has the ability, willingness and enthusiasm to devote the time and effort required of members of the Board; the candidate’s independence, including whether the candidate has any conflicts of interest or commitments that would interfere with the candidate’s ability to fulfill the responsibilities of a director to the Company’s stockholders; whether the candidate’s skills and experience would add to the overall competencies of the Board; and whether the candidate has any special background or experience relevant to the Company’s business.

Stockholder Recommendation of Board Candidates.    Any stockholder desiring to submit a recommendation for consideration by the Board of a candidate that the stockholder believes is qualified to be a Board nominee at any stockholders meeting may do so by submitting that recommendation in writing to the Board not later 120 days prior to the first anniversary of the date on which the proxy materials for the prior year’s annual meeting were first sent to stockholders. However, if the date of an annual meeting has been changed by more than 30 days from the anniversary date of the prior year’s annual meeting, the recommendation must be received within a reasonable time before the Company begins to print and mail its proxy materials for that annual meeting. In addition, the recommendation should be accompanied by the following information: (i) the name and address of the nominating stockholder and the person that the nominating stockholder is recommending for consideration as a candidate for Board membership; (ii) the number of shares of voting stock of the Company that are owned by the nominating stockholder, his or her recommended candidate and any other stockholders known by the nominating stockholder to be supporting the nomination of that candidate; (iii) a description of any arrangements or understandings that relate to the election of directors of the Company, between the nominating stockholder, or any person that (directly or indirectly through one or more intermediaries) controls, or is controlled by, or is under common control with, such stockholder, on the one hand, and the person that the nominating stockholder is recommending for election to the Board or any other person or persons (naming each such person), on the other hand; (iv) such other information regarding the recommended candidate as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (v) the written consent of the recommended candidate to be named as a nominee and, if nominated and elected, to serve as a director.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon information made available to us, we believe that all filing requirements under Section 16(a) of the Securities Exchange Act of 1934, for the year ended December 31, 2005, that were applicable to our directors, executive officers and the holders of more than 10% of our outstanding shares, were satisfied.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth compensation received in each of the years in the three year period ended December 31, 2005, by the Company’s Chief Executive Officer, and the other executive officers whose aggregate cash compensation for services rendered to the Company in all capacities in 2005 exceeded $100,000 (collectively, the “Named Officers”):

Summary Compensation Table

		Cash Compensation ($)		Option Awards		($)
Name and Principal Position	Year	Salary	Bonus(1)	Number of Shares (#)	Fair Value ($)(2)	Total Compensation(3)
Thomas R. McGuire	2005	$263,042	$108,000	5,000	$12,300	$383,342
Chairman and CEO	2004	236,232	110,000	5,000	8,756	354,988
	2003	224,249	61,000	0	0	285,249

Sandra A. Knell	2005	$174,494	$74,000	5,000	$12,300	$260,794
Executive Vice President and CFO	2004	157,817	75,000	5,000	8,756	241,573
	2003	148,750	42,000	0	0	190,750

Dennis A. Castagnola	2005	$141,721	$74,000	5,000	$12,300	$228,021
Executive Vice President of Sales	2004	128,676	55,000	5,000	8,756	192,432
	2003	119,925	31,000	0	0	150,925

David A. Berger	2005	$129,721	$54,000	5,000	$12,300	$196,021
Executive Vice President of Operations	2004	119,185	55,000	5,000	8,756	182,941
	2003	110,500	31,000	0	0	141,500

(1)	Bonuses were paid under annual executive bonus plans adopted for each of the fiscal years ended December 31, 2003, 2004 and 2005 by the Compensation Committee. See “Report of the Compensation Committee” set forth on page 14 of this Proxy Statement.

(2)	These amounts represent the respective fair values of the options granted in each year. The fair values were determined in accordance with SFAS No. 123R and were estimated as of their respective dates of grant using a binomial option valuation model in 2005 and the Black-Scholes option pricing model in 2004, and are affected by our stock price and assumptions regarding a number of complex and subjective variables. Those assumptions include, among others, risk-free market interest rates, expected dividend yields of the underlying common stock, expected option lives and expected volatility in the market value of the underlying common stock, as follows:

	Fiscal 2005	Fiscal 2004
Risk-free interest rate	3.8%	3.2%
Expected Dividend Yield	2.1%	—
Expected option life	4 years	5 years
Expected volatility	47%	43%

(3)	None of the Named Officers receives compensation other than that which is set forth in the above table.

Option Grants

Options are granted by the Compensation Committee of the Board of Directors. It is the policy of the Committee to grant options (i) only on the dates of regular meetings of the Committee which are scheduled in advance and (ii) at the closing price of the Company’s common stock on the date of grant, thereby eliminating market prices of the Company’s shares as a factor in the granting of stock options.

The following table sets forth information regarding the options to purchase shares of our common stock that were granted to the Named Officers during the fiscal year ended December 31, 2005.

Named Officers	Number of Securities Underlying Options (1)	Exercise Price ($/Share)(2)	Grant Dates	Vesting Dates(3)	Expiration Dates
Thomas R. McGuire	5,000	$7.29	February 17, 2005	February 17, 2006	February 17, 2015
Sandra A. Knell	5,000	$7.29	February 17, 2005	February 17, 2006	February 17, 2015
Dennis A. Castagnola	5,000	$7.29	February 17, 2005	February 17, 2006	February 17, 2015
David A. Berger	5,000	$7.29	February 17, 2005	February 17, 2006	February 17, 2015

(1)	During the fiscal year ended December 31, 2005, we granted options to purchase a total of 62,000 shares of our common stock to our directors and employees (including the Named Officers), which represented 1.4% of the number of the Company’s shares that were outstanding at December 31, 2005.

(2)	In each case, the options were granted at an exercise price that was equal to the closing price per share of our common stock as reported by the AMEX on the date of grant. By comparison, the closing price per share of the Company’s common stock on December 31, 2005, as reported by the AMEX, was $7.45.

(3)	Each of these options becomes exercisable in four annual installments of 25% of the total number of shares subject to the option, commencing one year after the date of grant and, unless sooner exercised or terminated, will expire on the 10th anniversary of the date of grant.

Option Exercises in 2005 and Year-End 2005 Stock Option Data

Set forth below is information regarding the options exercised during fiscal 2005 by each of the Named Officers and the fiscal year-end values of the unexercised “in-the-money” options that each of the Named Officers held at December 31, 2005:

	Shares Acquired On Exercise	Value Realized	Number of Shares Underlying Unexercised Options at Year-End		Value of Unexercised In-the-Money Options at Year-End(1)
			Exercisable	Unexercisable	Exercisable Unexercisable
Thomas R. McGuire	20,000	$87,844	48,750	8,750	$159,388	$5,863
Sandra A. Knell	0	$0	71,250	8,750	$281,088	$5,863
Dennis A. Castagnola	0	$0	64,650	8,750	$304,043	$5,863
David A. Berger	13,000	$57,330	63,750	8,750	$272,663	$5,863

(1)	The value, as of December 31, 2005, of the “in-the-money” options held by the Named Officers was determined on the basis of the closing price of the Company’s common stock on the AMEX on December 31, 2005, which was $7.45 per share.

Director’s Compensation

In 2005, each non-employee director was paid a retainer of $8,000 per year and a fee of $2,000 for each Board of Directors’ meeting attended and $2,000 for attendance at each meeting of any Board committee on which he served that was held on a day other than the date of a Board meeting. Non-employee Board members also are reimbursed for the out-of-pocket expenses incurred in attending those meetings. Directors who also are Company employees receive no compensation for serving as directors.

Pursuant to the Company’s Employee Stock Option Plans, each year each non-employee director is automatically granted an option to purchase 2,000 shares of Company stock at an exercise price that is equal to the fair market value of the shares, based on the closing price of the Company’s common stock, on the date of grant. These options become fully exercisable six months after the date of grant.

The following table sets forth the total of the fees paid, and the value of the option awards granted, to the Company’s non-management directors for their services as directors of the Company in 2005:

	Fees Earned or Paid in Cash($)	Option Awards($)(1)	Total Compensation($)

John W. Casey	$30,000	$3,340	$33,340
Leonard P. Danna	$30,000	$3,340	$33,340
Ben A. Frydman	$30,000	$3,340	$33,340
Robert S. Throop	$30,000	$3,340	$33,340

(1)	These amounts represent the estimated fair values of the options granted in 2005 determined, as of the grant date of those options, pursuant to SFAS No. 123R, using a binomial option valuation model. See Note 2 to the Summary Compensation Table on page 12 of this Proxy Statement for additional information regarding the assumptions made in determining those respective fair values.

Related Party Transactions

There were no transactions between the Company and any of its Named Officers in 2005.

Compensation Committee Interlocks

In fiscal 2005, the members of the Compensation Committee were John W. Casey, the Committee Chair, and Robert S. Throop and Leonard P. Danna, each of whom is an independent director (within the meaning of the AMEX listed company rules). No executive officer of the Company served on the board of directors or compensation committee of any corporation or other entity which has one or more executive officers serving as members of the Company’s Board of Directors or of its Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee is a standing committee of our Board of Directors and all of its members are independent directors. The Compensation Committee (i) sets the salaries of the Company’s executive officers, (ii) adopts incentive compensation and other benefit plans for our executive officers, and sets the performance targets and awards under management bonus programs; and (iii) administers, and makes determinations with respect to the granting and terms of stock options and rights to purchase common stock under, the Company’s Stock Incentive Plans.

The following report is submitted by the members of the Compensation Committee with respect to the executive compensation policies that the Committee has established and the compensation paid or awarded to our Chief Executive Officer and the other Named Officers for fiscal 2005.

Compensation Policies and Objectives

In determining the compensation of and adopting compensation programs for the Named Officers and other management employees, the Compensation Committee is guided by three basic principles:

•	Coast Distribution must offer competitive salaries and benefits to be able to attract and retain highly-qualified and experienced executives and other key management personnel.

•	Annual cash compensation in excess of base salaries should be tied primarily to Coast Distribution’s financial and stock price performance or a combination of such performance and the achievement by Named Officers of specific performance goals established for them by the Board or Committee.

•	The financial interests of senior executives should be aligned with the financial interests of the stockholders, primarily through stock option grants, and other forms of equity-based compensation, under equity incentive programs that reward executives for improvements in the market performance of Coast Distribution’s common stock. It is the Compensation Committee’s policy, as well, to submit all such stock incentive programs for approval by the stockholders and to place limits on the number of shares for which options or stock purchase rights may be granted under those programs.

Salaries and Employee Benefits Programs

In order to retain executives and other key employees, and to be able to attract additional well-qualified executives when the need arises, Coast Distribution strives to offer salaries and health care and other employee benefit programs to its executives and other key management employees which are comparable to those offered by competing businesses. In establishing salaries for executive officers, the Compensation Committee reviews (i) the historical performance of the executives; and (ii) available information regarding prevailing salaries and compensation programs offered by competing businesses. Another factor which is considered in establishing salaries of executive officers are the costs of living in Northern California where the Company is headquartered, as such costs generally are higher than in other parts of the country.

In order to retain qualified management personnel, Coast Distribution also has followed the practice of seeking to promote executives from within the Company whenever that is practicable. The Compensation Committee believes that this policy enhances employee morale and provides continuity of management. Generally, modest salary increases are made in conjunction with such promotions.

In the second half of 2001, Mr. McGuire, Ms. Knell and Messrs. Castagnola and Berger agreed to reduce their annual salaries by 15% as part of a Company-wide cost reduction program. Those salary reductions remained in effect throughout 2002 and 2003. During 2004, their salaries were restored to the pre-reduction levels. Salary figures shown in the Summary Compensation Table, set forth above in this report, reflect those reductions in fiscal 2003. The 2004 salaries in that Table reflect a partial restoration of their salaries, beginning from the effective date during 2004 that the restoration was first implemented.

The Committee has determined that the annual salaries paid to the Named Officers, which have not been increased (other than for cost of living adjustments) for more than four years, are no longer competitive with those paid by competing companies. Accordingly, in furtherance of its policy that Coast shall pay salaries that will enable it to retain its executive officers and attract additional well-qualified executives when the need arises, the Committee has approved increases in the annual salaries of the Named Officers which, effective as of July 1, 2006, will be as follows: Mr. McGuire—$360,000; Ms. Knell—$200,000; Mr. Castagnola—$175,000; and Mr. Berger—$150,000.

Performance-Based Compensation

The Compensation Committee believes that, as a general rule, annual compensation in excess of base salaries should be made dependent primarily on Coast Distribution’s performance. Accordingly, during the first half of each fiscal year, the Compensation Committee establishes an annual bonus compensation program for the Named Officers and other key management personnel. The program establishes a net earnings goal for the fiscal year and provides that if the goal is achieved, a bonus pool will be established from which bonuses will be paid to participants in the program, including the Named Officers. The amount of the bonus pool depends on the extent to which the net earnings goal is exceeded.

The earnings goal for each year’s annual bonus program is established on the basis of the annual operating plan for that year, which is initially developed by management and then is submitted to the Board of Directors for its review, possible modification and approval. The annual operating plan, which is designed to maximize the profitability within the constraints of prevailing economic and competitive conditions, some of which are outside of management’s control, is developed on the basis of (i) the prior year’s financial performance; (ii) estimates of sales revenue for the plan year based upon recent market conditions and trends and other factors which, based on historical experience, can be expected to affect the level of sales that can reasonably be expected to be achieved; (iii) historical operating costs, as adjusted for anticipated increases in costs resulting from pricing changes by vendors or changes in economic conditions and any cost savings that management believes can be realized during the upcoming year; and (iv) competitive conditions in the Company’s markets. By taking all of these factors into account, the earnings goal in the annual operating plan, which also is the basis on which bonus awards are determined under the annual management bonus program, is fixed at what is believed to be a realistic level so as to make the incentives under the bonus program meaningful to executives and to avoid unduly penalizing plan participants for conditions outside of their control.

In certain instances, bonuses under an annual bonus program are awarded not only on the basis of the Coast Distribution’s overall profitability, but also on the achievement by an executive of specific objectives within his or her area of responsibility. For example, a bonus may be awarded for an executive’s efforts in achieving greater than anticipated cost savings, or establishing new or expanding existing markets for the company’s products. Typically, the maximum bonus that may be awarded for achievement of specific objectives is determined early in the year to provide the requisite incentive for such performance.

As a result of these performance-based bonus programs, executive compensation generally increases in those years in which profitability increases. On the other hand, in years in which Coast Distribution experiences less than anticipated profit growth, such bonuses and, therefore, also total executive compensation tend to be lower. During fiscal 2005, net earnings exceeded the earnings goal established in the 2005 management bonus plan, but not quite to the same extent as in fiscal 2004. As a result, with the exception of the bonus awarded to Mr. Castagnola, the bonuses for fiscal 2005 were somewhat lower than the bonuses awarded for fiscal 2004, during which earnings exceeded the performance targets to a greater extent.

Finally, the Compensation Committee reserves the authority to grant discretionary bonuses, on a selective basis, when the Committee members believe that conditions justify the award of such bonuses. The increase in Mr. Castagnola’s bonus compensation for fiscal 2005, as compared to fiscal 2004, was attributable to a discretionary bonus granted to him as a result of exceptional performance on his part during 2005, which enabled the Company to establish certain new product supply relationships in 2005.

CEO Compensation

The CEO’s compensation in 2005 was determined by the Committee on the basis of a number of factors, including (i) the Company’s financial and stock price performance in prior periods; (ii) Mr. McGuire’s responsibilities as CEO and his proven leadership qualities; (iii) Mr. McGuire’s knowledge of the industry and markets in which the Company competes and the respect he has earned among the Company’s customers and suppliers; (iv) the continuity and stability of management that the retention of Mr. McGuire as the Company’s CEO provides to the Company; and (v) the ability of Mr. McGuire, as CEO, to affect in a positive manner the Company’s future financial and stock price performance.

Mr. McGuire is not provided with any perquisites and he receives the same employee benefits that the Company provides to its other management employees generally.

Stock Options and Equity-Based Programs

In order to align the financial interests of senior executives and other key employees with those of our stockholders, the Committee grants stock options to its senior executives and other key employees on a periodic basis and makes contributions to an employee stock purchase plan under which officers and employees (who own less than 5% of the outstanding shares of Coast Distribution common stock) may elect to have a portion of their salaries withheld and used, together with Company contributions, to purchase shares of common stock.

Stock option grants, in particular, reward senior executives and other key employees for performance that results in increases in the market price of the company’s common stock, which directly benefits all stockholders. Moreover, options generally are granted on terms which provide that the options become exercisable in cumulative annual installments over a three-to-five-year period. The Compensation Committee believes that these features of the option grants not only provide an incentive for senior executives to remain in the employ of the Company, but also makes the Company’s earnings performance and longer term growth in share prices important for the executives who receive stock option grants.

Respectfully Submitted,

John W. Casey

Robert S. Throop

Leonard P. Danna

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2005 (the “2005 Financial Statements”).

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s internal controls and financial reporting process and the procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, Grant Thornton, LLP (“Grant Thornton”), is responsible for auditing the financial statements and for expressing an opinion as to whether the financial statements present fairly the consolidated financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles in the United States. The Audit Committee reviewed and discussed the 2005 Financial Statements with management and Grant Thornton. In addition, the Audit Committee has discussed the matters required pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees) with Grant Thornton, has received written disclosures and the letter from Grant Thornton required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed those independence disclosures and that letter with Grant Thornton, which did not perform any non-audit services for the Company in 2005.

The Audit Committee’s duty is one of oversight as set forth in its Charter. It is not the duty of the Audit Committee to prepare the Company’s financial statements, to plan or conduct audits, or to determine whether the financial statements are complete and accurate and are in accordance with generally accepted accounting principles. With the exception of Mr. Danna, the members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and none of the Audit Committee members, including Mr. Danna is, and none of them represents himself to be, performing the functions of auditors or accountants for the Company. Accordingly, the members of the Audit Committee may rely, and have relied, without independent verification, on the information provided to them and on the representations made by management and Grant Thornton. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent.”

Based solely on the Audit Committee’s review of the matters noted above and its discussions with the Company’s auditors and the Company’s management, the Audit Committee recommended to the Board of Directors that the Company’s financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the Securities and Exchange Commission.

Respectfully Submitted,

Leonard P. Danna

Robert S. Throop

John W. Casey

Notwithstanding anything to the contrary set forth in the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Compensation Committee and Audit Committee Reports and the Company Stock Price Performance Graph that follows, shall not be incorporated by reference into any such filings.

COMPANY STOCK PRICE PERFORMANCE

The following graph presents a five-year comparison of cumulative total returns for (i) Coast, (ii) an index comprised of companies within the recreational products markets that were selected by us (the “Peer Group”), and (iii) the American Stock Exchange composite index (the “AMEX Composite”). The Peer Group consists of Brunswick Corporation, Coachmen Industries Inc., Fleetwood Enterprises, Inc., and Winnebago Industries, Inc., which are manufacturers of recreational vehicles and boats, and West Marine Inc. which sells boating parts, supplies and accessories both at wholesale and at retail. The data for the graph was obtained from Hemscott, Inc.

	2000	2001	2002	2003	2004	2005
Coast Distribution	100.00	83.20	294.40	910.82	1,236.33	1,292.76
Peer Group Index	100.00	151.11	145.78	238.58	320.37	264.59
AMEX Market Index	100.00	95.39	91.58	124.66	142.75	157.43

The Stock Performance Graph assumes that $100 was invested, at the end of fiscal 2000, in Coast’s shares and in the shares of the companies comprising the Peer Group Index and the Amex Composite Index and that any dividends issued for the indicated periods were reinvested. Stockholder returns shown in the Performance Graph are not necessarily indicative of future stock performance.

APPROVAL OF THE STOCKHOLDER RIGHTS PLAN

(Proposal No. 2)

On February 1, 2006, a Special Committee of the Board of Directors, comprised of independent directors who also constitute a majority of Coast’s Board of Directors, unanimously approved the adoption of a stockholder rights plan. Pursuant to that approval, Coast entered into a Rights Agreement on February 3, 2006 with U.S. Stock Transfer Corp. as rights agent. Continuance of Coast’s stockholder rights plan beyond February 15, 2007 requires the approval of the rights plan by Coast’s stockholders. For the reasons described below, the Board of Directors believes that continuance of the stockholder rights plan is in the best interests of Coast’s stockholders and, accordingly, the Board of Directors is asking stockholders to approve the rights plan at the upcoming Annual Stockholders Meeting.

Purposes and Effects of the Plan

The Special Committee of the Board adopted the stockholder rights plan because it believes, based on its collective experience and the advice of outside experts, that the rights plan protects the interests of Coast’s stockholders. Additionally, the Board of Directors believes that the stockholder rights plan is integral to the Board’s ability to fulfill its duties to stockholders.

The primary purposes of the stockholder rights plan are:

•	to protect Coast’s stockholders from abusive and coercive tactics that frequently occur in takeover attempts, such as partial tender offers and other takeover tactics that are designed to gain control of a company without paying all of the stockholders the fair value of their shares;

•	to prevent a bidder from taking advantage of the onset of adverse market conditions (such as, for example, the increased gasoline prices and higher interest rates that are currently affecting the recreational vehicle and boating industries), or short-term declines in share prices to purchase Coast at a price that does not reflect its intrinsic value or its longer term prospects; and

•	to discourage unsolicited takeover bids that are designed to take advantage of anticipated improvements in operating results, before those improvements are fully reflected in Coast’s share prices, in order to purchase Coast for a price below its intrinsic value, which would deny Coast’s stockholders the opportunity to realize the stock price appreciation expected to result from those improvements.

The Plan Will Not Prevent All Takeovers or Similar Transactions.    The stockholder rights plan does not prevent potential bidders from making offers and it will not prevent all takeovers, mergers or similar transactions. Instead, it encourages any potential bidder to negotiate directly with the Board, which strengthens the Board’s bargaining position vis-a-vis such a bidder and gives the Board the opportunity and additional time to determine if a takeover proposal reflects the full value of Coast and is fair to all stockholders, and if the proposal is not fair, to reject the offer or to seek an alternative that is fair.

Moreover, if, upon thorough review and evaluation, the Board believes that a takeover proposal is in the best interests of Coast’s stockholders and will provide them with full value for their shares, the Board can amend or terminate the Rights Agreement or redeem the outstanding rights in order to permit the consummation of the transaction. In addition, the rights plan also contains a provision, described below, that will enable Coast’s stockholders to approve an offer that meets certain specified conditions (referred to as a “Qualified Offer”), if the Board does not approve the offer. Therefore, the rights plan will not prevent all takeovers, mergers or similar transactions, but rather will ensure that any such transactions have been thoroughly evaluated by the Board of Directors and will offer the best alternative for providing value to Coast’s stockholders.

The Plan Will Not Entrench Management.    The stockholder rights plan does not and will not permit Coast’s management to entrench itself in the face of a takeover or similar transaction. The Board of Directors has the fiduciary duty under Delaware law to act in the best interests of Coast’s stockholders. As a result, the Board of Directors may not use the rights plan to prevent a takeover or similar transaction if the transaction will benefit and offer the best value to Coast’s stockholders. Moreover, the current Board of Directors is composed entirely of independent directors, except for Coast’s Chief Executive Officer. Therefore, in the event of a takeover attempt triggering the stockholder rights plan, the Board is in the best possible position to be free from self-interest in discharging its fiduciary duty to determine whether the takeover proposal is in the best interests of Coast’s stockholders. Additionally, the Qualified Offer provision of the rights plan will enable Coast’s stockholders to bypass the Board and approve certain takeover proposals if the stockholders believe that the Board is not acting in their best interests in rejecting such a proposal.

In preparing the rights plan, Coast’s independent directors reviewed a number of sources, including policies and guidelines regarding stockholder rights plans prepared by Institutional Shareholder Services (“ISS”), in order to develop a plan with “stockholder friendly” features. Coast’s rights plan implements many of the features recommended by ISS, including (i) a three (3) year term, (ii) the absence of any provision (commonly referred to as a “dead-hand” or “slow-hand” provision) that would limit the ability of a future board of directors to terminate the rights plan or redeem the rights, and (iii) the Qualified Offer provision. In addition, as recommended by ISS, Coast is requesting stockholder approval of the rights plan and making continuation of the plan beyond one year subject to obtaining that approval.

Economic Benefits of a Rights Plan.    The economic benefits of stockholder rights plans have been validated in a number of studies. A February 2004 Corporate Governance Study commissioned by the ISS revealed that companies with strong takeover defenses—including stockholder rights plans—achieved:

•	Higher stockholder returns over three-, five- and ten-year periods;

•	Higher returns on equity;

•	Higher returns on sales;

•	Higher net profit margins;

•	Higher dividend payouts and dividend yields; and

•	Higher interest coverage and operating cash flow to liability ratios.

These recent findings are consistent with what other studies about stockholder rights plans have revealed. For example, Georgeson & Company Inc., a nationally recognized proxy solicitor and investor relations firm, analyzed takeover data between 1992 and 1996 to determine whether rights plans had any measurable impact on stockholder value. Their findings were as follows:

•	Premiums paid to acquire target companies with stockholder rights plans were, on average, eight percentage points higher than premiums paid to target companies without such plans;

•	Stockholder rights plans contributed an additional $13 billion in stockholder value over the five years covered by the study, whereas stockholders of acquired companies without rights plans gave up $14.5 billion in potential premiums during that same period;

•	The presence of a rights plan did not increase the likelihood of withdrawal of a friendly takeover bid nor the defeat of a hostile one; and

•	Stockholder rights plans did not reduce the likelihood of a company becoming a takeover target.

Two “Poison Pill” Impact Studies conducted by Georgeson & Company in 1998, and a 1995 report from JP Morgan, reached similar conclusions. Moreover, stockholder rights plans have been adopted by a majority of the companies in the S&P 500 index.

The Board of Directors believes that failure to approve the stockholder rights plan would remove an important tool that the Board now has for the protection of Coast’s stockholders and would potentially reduce the long-term value for all of Coast’s stockholders.

Accordingly, the Board of Directors believes that approval of the stockholder rights plan is in the best interests of Coast and Coast’s stockholders.

Required Vote and Recommendation of the Board

The affirmative vote of a majority of the shares that are present in person or by proxy at the Annual Meeting and are voted on this Proposal is required to approve the stockholder rights plan. Abstentions on this Proposal will have the same effect as a vote against the Proposal. Broker non-votes, however, will be treated as if they had not been voted and, therefore, will not be counted, except for quorum purposes.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE STOCKHOLDER RIGHTS PLAN.

Summary of Rights Agreement

The following is a summary of the material terms of the Rights Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which was filed with the Securities and Exchange Commission as an exhibit to the registration statement on Form 8-A dated February 6, 2006. A copy of the Summary of Rights also is attached to this Proxy Statement as Appendix A.

General.    Under the terms of the Rights Agreement, holders of Coast’s common stock (“common stock”) as of February 15, 2006 received one right (a “Right”) for each outstanding share of common stock that they held on that date. Initially, the Rights are not exercisable, are attached to all common stock certificates representing the outstanding shares and no separate certificates evidencing the Rights have been or will be issued prior to the occurrence of a Distribution Date. After a Distribution Date, which is described below, each Right will entitle the holder to purchase from Coast a unit consisting of one one-hundredth of one share of Coast’s Series A Junior Participating Preferred Stock (“Preferred Stock”) at a purchase price of $25 per share, subject to adjustment.

Exercisability of Rights.    The Rights will separate from the common stock and become exercisable upon the occurrence of a “Distribution Date,” which is defined in the Rights Agreement as the earlier to occur of:

•	10 calendar days following a “Stock Acquisition Date,” which is the date of a public announcement that a person or group (an “Acquiring Person”) has acquired, or obtained the right to acquire, beneficial ownership of 25% or more of the outstanding shares of common stock; or

•	10 business days following the commencement of a tender offer or exchange offer that would result in an Acquiring Person beneficially owning 25% or more of the outstanding shares of common stock.

Until the Distribution Date (i) the Rights will be evidenced by Coast’s common stock certificates and will be transferred with and only with such common stock certificates, (ii) new common stock certificates that are issued will contain a notation incorporating the Rights Agreement by reference, and (iii) the surrender for transfer of any common stock certificate also will constitute the transfer of the Rights associated with common stock represented by that certificate.

“Flip-In” Provision.    If (i) Coast is the surviving corporation in a merger with an Acquiring Person and Coast’s common stock is not changed or exchanged, (ii) an Acquiring Person becomes the beneficial owner of more than 25% of the outstanding shares of our common stock, (iii) an Acquiring Person engages in one or more “self-dealing” transactions, as set forth in the Rights Agreement, or (iv) during such time as there is an Acquiring Person, an event occurs which results in such Acquiring Person’s ownership interest being increased by more than 1% (e.g., a reverse stock split), each holder of a Right (other the Acquiring Person, whose Rights will have become void) will thereafter have the right to receive, upon exercise, common stock (or, in certain circumstances, cash, property or other securities of Coast) having a value equal to two times the exercise price of the Right. However, the Rights will not be exercisable following the occurrence of any of the events set forth above until such time as the Rights cease to be redeemable by action of the Board of Directors. See “Redemption by Coast’s Board of Directors” below.

“Flip-Over” Provision.    If, at any time following the Stock Acquisition Date (i) Coast is acquired in a merger or other business combination transaction in which Coast is not the surviving corporation or (ii) 50% or more of Coast’s earning power or assets are sold or transferred, each holder of a Right (other the Acquiring Person, whose Rights will have become void) will then have the right to receive, upon exercise, common stock of the acquiring company having a market value equal to two times the exercise price of the right.

Exchange Feature.    At any time after any person becomes an Acquiring Person and prior to the acquisition by that Acquiring Person of 50% or more of Coast’s outstanding common stock, the Board of Directors may exchange the Rights (other than Rights owned by the Acquiring Person which will have become void), in whole or in part, at an exchange rate of one share of common stock (or a combination of cash, property, common stock or other securities having an equal value) per Right, subject to adjustment.

Redemption by Coast’s Board of Directors.    The Board of Directors may, at its option, at any time prior to the close of business on the tenth (10th) day after the Stock Acquisition Date, redeem all (but not less than all) of the then outstanding Rights at a redemption price of $0.001 per Right. The Rights will then terminate immediately and each Right, whether or not previously exercised, will thereafter represent only the right to receive the redemption price.

Redemption by Coast’s Stockholders Upon a Qualified Offer.    In the event that Coast receives a “Qualified Offer,” as defined in the Rights Agreement and as set forth below, the Rights may be redeemed by action of Coast’s stockholders taken at a special meeting of stockholders called by the Board of Directors for the purpose of voting on a resolution accepting the Qualified Offer and authorizing the redemption of the Rights. The special meeting must be held not less than 90 and not more than 120 days after the date the Qualified Offer is received. Such stockholder action at the special meeting requires the affirmative vote of at least a majority of all outstanding shares of common stock entitled to vote at the special meeting, and is effective immediately prior to the consummation of any Qualified Offer consummated within 60 days after the special meeting.

A “Qualified Offer” is an offer for all outstanding shares of Coast’s common stock not already owned by the person making the Qualified Offer that meets all of the following conditions:

•	the same per share price and consideration is offered for all shares of common stock, is at least 80% cash (and any non-cash portion is comprised of shares listed on a national exchange or the Nasdaq National Market System), and is to be paid upon consummation of the Qualified Offer;

•	the offering person has cash or cash equivalents, on hand, for the full amount necessary to consummate the Qualified Offer, or has all financing in the full amount necessary to consummate the Qualified Offer, and has entered into definitive agreements for such financing;

•	the offering person requests that Coast call a special meeting of stockholders to accept the Qualified Offer and to authorize the redemption of the Rights, and contains a written agreement of the person making the Qualified Offer to pay at least one-half of Coast’s costs to conduct such special meeting;

•	the Qualified Offer by its terms must remain open for at least 60 business days and at least 15 additional business days after any change in price or after any bona fide alternative offer for a higher consideration is made;

•

the Qualified Offer is accompanied by a written opinion of a nationally recognized investment banking firm, stating that the price to be paid to Coast’s stockholders pursuant to the Qualified Offer is fair from a financial point of view to the stockholders and including any written presentation of such firm showing the analysis and range of values underlying such conclusion;

•	on or before the date the Qualified Offer is commenced, the offering person makes an irrevocable written commitment to Coast:

•	to acquire, within five business days upon completion of the Qualified Offer, all shares of common stock then not beneficially owned by the offering person at the same price, and for the same consideration, per share as paid in the Qualified Offer;

•	not to amend its offer to reduce the per share price, to change the form of consideration offered, or to reduce the number of shares being sought;

•	if the Qualified Offer is not consummated, that such person will not make another offer for common stock within one year if at least 85% of the common stock not owned by such person has not been tendered; and

•	the Qualified Offer is not subject to any financing, funding or similar condition, does not include any condition relating to completion of or satisfaction with any due diligence or similar investigation, and otherwise provides for usual and customary terms and conditions.

Adjustments for Dilution.    The purchase price for each Right and the number of units of Preferred Stock (or other securities or property) issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution.

Stockholder Rights.    Until a Right is exercised, the holder of such Right will have no rights as a stockholder of Coast, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to Coast, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for common stock (or other consideration) of Coast or for common stock of the acquiring company as set forth above.

Amendments.    Any of the provisions of the Rights Agreement may be amended by the Board of Directors prior to the occurrence of a Distribution Date. After a Distribution Date, the provisions of the Rights Agreement may be amended by the Board of Directors in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement.

Term of Rights Plan.    The Rights will expire at the close of business on February 15, 2009 (or February 15, 2007 if stockholder approval for the Rights Agreement has not been received by that date), unless earlier redeemed, exercised or exchanged by the Board of Directors as described above.

INDEPENDENT ACCOUNTANTS

Grant Thornton, LLP (“Grant Thornton”) audited the Company’s consolidated financial statements for the fiscal year ended December 31, 2005. A representative of Grant Thornton will attend the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions.

The Audit Committee is in the process of obtaining proposals from independent registered accounting firms with respect to the audit of the Company’s consolidated financial statements for fiscal 2006 and, therefore, has not yet selected an independent registered accounting firm to conduct that audit.

The Audit Committee’s policy, as set forth in its Charter, is to pre-approve services to be performed by Coast’s independent registered public accountants in the categories of audit services, audit-related services, tax services and other services. Additionally, the Audit Committee considers on a case-by-case basis and, if appropriate, approves specific engagements that are not otherwise pre-approved.

Services Rendered and Fees Billed by Grant Thornton for 2005 and 2004.    The only services performed by Grant Thornton for the Company relating to the fiscal years ended December 31, 2005 and 2004 were audit services, consisting of the audit of the Company’s consolidated financial statements for, and reviews of the Company’s Quarterly Reports on Form 10-Q filed with the SEC during, the years ended December 31, 2005 and 2004. The fees billed by Grant Thornton for those services in fiscal 2005 and fiscal 2004, totaled $ 264,000 and $213,000, respectively. The Audit Committee pre-approved the engagements of Grant Thornton to render those audit services for both 2005 and 2004.

Grant Thornton did not provide any audit related services, tax services or any other services for the Company in 2005 or 2004.

SOLICITATION

We will pay the costs of soliciting proxies from our stockholders, and plan on soliciting proxies by mail. In order to ensure adequate representation at the Annual Meeting. Company directors, officers and employees (who will not receive any additional compensation therefor) may communicate with stockholders, brokerage houses and others by telephone, email, telegraph or in person, to request that proxies be furnished. We will reimburse brokerage houses, banks, custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the Company’s shares.

SHAREHOLDER PROPOSALS

Under Securities Exchange Act Rule 14a-8, any stockholder desiring to submit a proposal for inclusion in our proxy materials for our 2007 Annual Meeting of Stockholders must provide the Company with a written copy of that proposal by no later than 120 days before the first anniversary of the release of Company’s proxy materials for the 2006 Annual Meeting. However, if the date of our Annual Meeting in 2007 changes by more than 30 days from the first anniversary of the date on which our 2006 Annual Meeting is held, then the deadline will be a reasonable time before we begin to print and mail our proxy materials for our 2007 Annual Meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are governed by the Securities Exchange Act of 1934, and the rules of the SEC thereunder and other laws and regulations to which interested stockholders should refer.

OTHER MATTERS

We are not aware of any other matters to come before the Annual Meeting. If any other matter not mentioned in this Proxy Statement is properly submitted to a vote of stockholders at the Meeting, the proxy holders named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matter in accordance with their judgment.

Possible Nomination of Board Candidates by Bell Industries

On May 5, 2006, Bell Industries, Inc. (Bell) issued a press release in which it stated that it would “not hesitate to nominate two directors for election to Class III of the Board of Directors at the Company’s 2006 annual meeting of shareholders” if Coast rejected an unsolicited proposal by Bell to acquire Coast for a price of $8.10 per share in cash. On May 16, 2006, Coast announced that its Board of Directors had considered and had unanimously rejected Bell’s acquisition proposal. On May 17, 2006, Coast received a letter from Bell in which Bell informed Coast that it owned 1,000 shares of Coast common stock and that it intended to communicate with Coast stockholders on any director nominations that Bell might propose at Coast’s next Annual Meeting. Coast has not received any further communications from Bell and Bell has not identified candidates it might nominate, nor has it made any filings with the SEC that indicate an intention to solicit proxies for the election of candidates to Coast’s Board. However, in the event that Bell does solicit proxies from Coast stockholders for the election of any opposition candidates to Coast’s Board at the Annual Meeting, we intend to oppose that solicitation. Accordingly, we have listed, on Appendix B to this Proxy Statement, information regarding the persons who would participate in the Company’s opposition to any solicitation of proxies by Bell.

ANNUAL REPORT

The 2005 Annual Report to Stockholders of the Company is being sent with this Proxy Statement to each stockholder of record as of July 5, 2006. The Annual Report is not to be regarded as proxy solicitation material.

By Order of the Board of Directors

Sandra A. Knell

Secretary

July     , 2006

COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K, AS AMENDED TO DATE, FOR THE FISCAL YEAR ENDED DECEMBER 31, 2005 AND AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE PROVIDED (WITHOUT EXHIBITS) TO STOCKHOLDERS, AT NO CHARGE, UPON WRITTEN REQUEST TO THE SECRETARY, THE COAST DISTRIBUTION SYSTEM, INC., 350 WOODVIEW AVENUE, MORGAN HILL, CALIFORNIA 95037.

APPENDIX A

SUMMARY OF STOCKHOLDER RIGHTS

On December 19, 2005, the Board of Directors of The Coast Distribution System, Inc. (the “Corporation”) established a special committee comprised solely of the independent directors who also constitute a majority of the Board of Directors (the “Special Committee”) and conferred on the Special Committee the authority to take various actions, including the adoption of a stockholder rights plan and the taking of the actions required to implement such a plan.

On February 1, 2006, a Special Committee approved the adoption of a Stockholder Rights Plan and declared a dividend distribution of one right (a “Right”) for each outstanding share of the Corporation’s Common Stock to stockholders of record at the close of business on February 15, 2006 (the “Dividend Date”). Each Right entitles the registered holder to purchase from the Corporation a unit consisting of one one-hundredth of a share (a “Unit”) of Series A Junior Participating Preferred Stock, $0.001 par value (the “Preferred Stock”), at a purchase price of $25.00 per Unit, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement between the Corporation and U.S. Stock Transfer Corporation, a California corporation, as Rights Agent, dated as of February 3, 2006, as may be amended, restated or otherwise modified from time to time (the “Rights Agreement”).

The following is a summary of the Rights, which does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement.

Certificates.    Initially, the Rights will not be exercisable, the Rights will be attached to all Common Stock certificates representing shares then outstanding, and no separate Rights Certificates will be distributed. Subject to extension by the Board of Directors in certain circumstances, the Rights will separate from the Common Stock and a distribution date (the “Distribution Date”) will occur upon the earlier of:

(a) ten (10) days following a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired, or obtained the right to acquire, beneficial ownership of more than twenty-five percent (25%) of the outstanding shares of the Corporation’s Common Stock (the “Stock Acquisition Date”), or

(b) ten (10) business days following the commencement of a tender offer or exchange offer that, if consummated, would result in a person or group beneficially owning more than twenty-five percent (25%) of the outstanding shares of the Corporation’s Common Stock.

Until the Distribution Date, (i) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, (ii) new Common Stock certificates issued will contain a notation incorporating the Rights Agreement by reference, and (iii) the surrender for transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.

Expiration and Exercise.    The Rights are not exercisable until the Distribution Date and will expire at the close of business on February 15, 2009 (or February 15, 2007 if stockholder approval for the Rights Agreement has not been received by February 15, 2007), unless previously redeemed or exchanged by the Corporation (including by stockholder action in connection with a “Qualified Offer” as defined in the Rights Agreement) as described below.

As soon as practicable after a Distribution Date, Rights Certificates will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights. Except as otherwise determined by the Board of Directors, only shares of Common Stock issued prior to the Distribution Date will be issued with Rights.

“Flip-In”.    In the event that:

(1) the Corporation is the surviving corporation in a merger with an Acquiring Person (that is, any person or entity or group of affiliated or associated persons or entities that has acquired, or obtained the right to acquire, or by reason of the merger would acquire, beneficial ownership of more than twenty-five percent (25%) of the Corporation’s outstanding shares) and the Corporation’s Common Stock is not changed or exchanged in or as a result of such a merger; or

(2) an Acquiring Person becomes the beneficial owner of more than twenty-five percent (25%) of the outstanding shares of the Corporation’s Common Stock; or

(3) an Acquiring Person engages in one or more “self-dealing” transactions as set forth in the Rights Agreement, or

(4) during such time as there is an Acquiring Person, an event occurs which results in such Acquiring Person’s ownership interest being increased by more than one percent (1%) (e.g., a reverse stock split);

Then, each holder of a Right will thereafter have the right to receive, upon exercise of that Right, Common Stock of the Corporation (or, in certain circumstances, cash, property or other securities of the Corporation) having a value equal to two (2) times the exercise price of the Right. However, the Rights are not exercisable following the occurrence of any of the events set forth above until such time as the Rights are no longer redeemable as set forth below. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will become null and void.

For example, at an exercise price of $20 per Right, each Right not owned by an Acquiring Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $40 worth of Common Stock (or other consideration, as noted above) for $20. Assuming that the Common Stock had a per share value of $10 at such time, the holder of each valid Right would be entitled to purchase 4 shares of Common Stock for $20.

“Flip-Over”.    In the event that, at any time following a Stock Acquisition Date:

(1) the Corporation is acquired in a merger or other business combination transaction in which the Corporation is not the surviving corporation, or

(2) fifty percent (50%) or more of the Corporation’s assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two (2) times the exercise price of the Right.

Exchange Feature.    At any time after any person becomes an Acquiring Person and prior to the acquisition of fifty percent (50%) or more of the outstanding Common Stock by such person or group, the Corporation’s Board of Directors may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange rate of one share of Common Stock (or a combination of cash, property, Common Stock or other securities having an equal value) per Right (subject to adjustment under certain circumstances as described below).

Adjustment for Dilution.    The purchase price payable, and the number of Units of Preferred Stock or other securities or property issuable upon exercise of the Rights, are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) if holders of the Preferred Stock are granted certain rights or warrants to subscribe for Preferred Stock or convertible securities at less than the current market price of the Preferred Stock, or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular cash dividends) or of subscription rights or warrants (other than those referred to above).

With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments amount to at least one percent (1%) of the purchase price. No fractional Units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Stock on the last trading date prior to the date of exercise.

Redemption.    At any time until ten (10) days following the Stock Acquisition Date or such later date as may be determined by action of the Board of Directors then in office and publicly announced by the Corporation, the Corporation may redeem the Rights in whole, but not in part, at a price of $0.001 per Right (the “Redemption Price”). Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price. However, in the event that the Corporation receives a Qualified Offer, the rights may be redeemed by way of a stockholder action taken at a special meeting of stockholders called by the Board of Directors for the purpose of voting on a resolution accepting the Qualified Offer and authorizing the redemption of the Rights pursuant to the provisions of the Rights Agreement. The special meeting must be held not less than ninety (90) and not more than one hundred twenty (120) days after the date the Qualified Offer is received. This 120-day deadline may be extended if required at that time to satisfy any then outstanding regulatory or information delivery requirements. Any redemption of the Rights by action of the stockholders will require the affirmative vote of at least a majority of all outstanding shares of Common Stock entitled to vote as of the record date of the special meeting (excluding for this purpose any affirmative votes cast by the Person who made the Qualified Offer or any of its Affiliates), and will be effective immediately prior to the consummation of the transactions contemplated by the Qualified Offer provided that such transactions are consummated within sixty (60) days after the special meeting. A “Qualified Offer” is a tender offer for all outstanding shares of Common Stock not already beneficially owned by the Person making the Qualified Offer that meets all of the following conditions:

•	the same per share price and consideration is offered for all shares of Common Stock, is at least eighty percent (80%) cash (and any non-cash portion is comprised of shares listed on a national exchange or the Nasdaq National Market System), and is to be paid upon consummation of the Qualified Offer;

•	the offering person has on hand cash or cash equivalents for the full amount necessary to consummate the Qualified Offer, or has all financing in the full amount necessary to consummate the Qualified Offer, and has entered into definitive non-contingent financing agreements;

•	the offering person requests that the Corporation call a special meeting of stockholders to accept the Qualified Offer and to authorize the redemption of the Rights, and contains a written agreement of the person making the Qualified Offer to pay at least one-half (1/2) the Corporation’s costs of such special meeting;

•	the Qualified Offer by its terms remains open for at least sixty (60) business days and at least fifteen (15) additional business days after any change in price or after any bona fide alternative offer for a higher consideration is made;

•	the Qualified Offer is accompanied by a written opinion of a nationally recognized investment banking firm, stating that the price to be paid to stockholders pursuant to the Qualified Offer is fair from a financial point of view to such stockholders and including any written presentation of such firm showing the analysis and range of values underlying such conclusion;

•	on or before the date the Qualified Offer is commenced, the offering person makes an irrevocable written commitment to the Corporation:

•	to acquire, within five (5) business days upon completion of the Qualified Offer, all shares of Common Stock then not beneficially owned by such person at the same price, and for the same consideration, per share as paid in the Qualified Offer;

•	not to amend its offer to reduce the per share price, to change the form of consideration offered, or to reduce the number of shares being sought;

•	if the Qualified Offer is not consummated, that such person will not make another offer for the Common Stock within one (1) year if at least eighty-five percent (85%) of the common stock not owned by such person has not been tendered in the Qualified Offer; and

•	the Qualified Offer is not subject to any financing, funding or similar condition, does not include any condition relating to completion of or satisfaction with any due diligence or similar investigation, and otherwise provides for usual and customary terms and conditions.

Stockholder Rights.    Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Corporation, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Corporation, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) of the Corporation or for common stock of the acquiring company as set forth above.

Amendments.    Any of the provisions of the Rights Agreement may be amended by the Board of Directors prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board of Directors in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

Availability of Rights Agreement.    A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to Registration Statement on Form 8-A dated February 6, 2006. A copy of the Rights Agreement is available free of charge from the Corporation.

APPENDIX B

PARTICIPANT INFORMATION

Participants in the Solicitation—Directors

Under SEC regulations, each member of the Board of Directors may be deemed to be a “participant” in the Company’s solicitation of proxies in connection with the Annual Meeting. Set forth below are the names and business addresses of each of the members of the Board of Directors. Information regarding the principal occupation of each of the directors is set forth in the “Election of Directors” Section of the Proxy Statement. For additional information concerning each of the directors, see “Corporate Governance” in this Proxy Statement.

Name	Business Address
Thomas R. McGuire	350 Woodview Avenue, Morgan Hill, CA 95037

John W. Casey	350 Woodview Avenue, Morgan Hill, CA 95037

Leonard P. Danna	3880 S. Bascom Avenue, Ste. 215 San Jose, CA 95124

Ben A. Frydman	660 Newport Center Drive, Suite 1600 Newport Beach, California 92660

Robert S. Throop	350 Woodview Avenue, Morgan Hill, CA 95037

Other Participants

The following officers of the Company may also be deemed to be participants in the Company’s solicitation of proxies. The principal business address of each of those officers is that of the Company, 350 Woodview Avenue, Morgan Hill, CA 95037.

Sandra A. Knell, Executive Vice President and Chief Financial Officer and Secretary

Dennis Castagnola, Executive Vice President—Sales

David A. Berger Executive Vice President—Operations

Information Regarding Ownership of the Company’s Securities by Participants

Information regarding the beneficial ownership, as of July 5, 2006, of the shares of common stock of the Company held by each director and officer is set forth in the “Principal Stockholders” section of this Proxy Statement.

B-1

Information Regarding Transactions in the Company’s Stock by Participants

The following table sets forth information, as of July     , 2006, with respect to deemed acquisitions or dispositions of shares of Company common stock by participants during the past two years.

Name	Date	Nature of Transaction		Number of Shares
Thomas R. McGuire	March 24, 2006	Disposition	(1)	47,500	(1)

	May 18, 2005	Disposition		49,896

	April 7, 2005	Acquisition	(2)	3,800
		Disposition	(2)	3,800

	April 6, 2005	Acquisition	(2)	1,900
		Disposition	(2)	1,900

	April 4, 2005	Acquisition	(2)	1,500
		Disposition	(2)	1,500

	April 1, 2005	Acquisition	(2)	2,800
		Disposition	(2)	2,800

	January 3, 2005	Acquisition	(2)	10,000
		Disposition	(2)	10,000

	October 1, 2004	Acquisition	(2)	10,000
		Disposition	(2)	10,000

Robert S. Throop	June 28, 2006	Acquisition	(3)	14,000
	March 4, 2005	Disposition	(4)	2,000

Ben A. Frydman	June 28, 2006	Acquisition	(3)	2,000

Sandra A. Knell	November 16, 2004	Acquisition	(3)	25,000

David A. Berger	August 12, 2005	Disposition		13,000
	January 13, 2005	Acquisition	(3)	13,000

(1)	Cancellation of an employee stock option for 47,500 shares of common stock for a price equal to the difference between the market price on the cancellation date and the exercise price of the option.

(2)	These transactions were effectuated pursuant to a publicly announced 10b-5(1) program pursuant to which Mr. McGuire exercised employee stock options and sold the shares so acquired in open market transactions pursuant to Rule 144 under the Securities Act of 1933, as amended.

(3)	Exercise of employee stock option.

(4)	Cancellation of an employee stock option for 2,000 shares of common stock for a price equal to the difference between the market price on the cancellation date and the exercise price of the option.

None of the other participants effectuated any transactions in Company shares during the past two years.

None of the participants (i) has ever been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), (ii) is, or was within the past year, a party to any contracts, arrangements or understandings with any person with respect to any of our securities, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies or (iii) to our knowledge, has, directly or through an associate, any arrangement or understanding with any person with respect to future employment by us or our affiliates or with respect to any future transactions to which we or any of our affiliates will or may be party.

Except for any relationships described in the Proxy Statement, none of the participants had any material interest, direct or indirect, in any transaction which has occurred since January 1, 2005 or any currently proposed transaction, or series of similar transactions, to which we or any of our affiliates was or is to be a party and in which the amount involved exceeded $60,000.

B-2

PROXY

THE COAST DISTRIBUTION SYSTEM, INC.

2006 ANNUAL MEETING OF STOCKHOLDERS — AUGUST 10, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby revokes all previously granted proxies and appoints Robert S. Throop, John W. Casey and Leonard P. Danna, and each of them, individually, as attorneys and Proxies of the undersigned, with full power of substitution, to represent the undersigned and to vote, as designated on the other side of this proxy, all shares of common stock of The Coast Distribution System, Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company’s Executive Offices, 350 Woodview Avenue, Morgan Hill, California, at 10:00 A.M. (Pacific Time) on Thursday, August 10, 2006, and at any postponements or adjournments thereof.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.

For an address change, Please write your new address below:

Ú  DETACH PROXY CARD HERE  Ú

1.	Proposal No. 1. Election of the Class III Directors:

The Board of Directors Recommends a vote FOR the Nominees Named below:

☐ FOR THE NOMINEES LISTED BELOW	☐ WITHHOLD AUTHORITY (to vote for the nominees listed below)

Thomas R. McGuire and Ben A. Frydman

(To withhold authority for any individual Nominee, please write his name in the space provided above)

2.	Proposal No. 2. Approval of Stockholders Rights Plan.

The Board of Directors Recommends a vote FOR Proposal No. 2

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	IN THEIR DISCRETION, ON ANY OTHER BUSINESS WHICH PROPERLY COMES BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Please indicate if you plan to attend the Annual Meeting:	Yes	☐	No ☐

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER ABOVE. WHERE NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED “FOR” THE ELECTION, AS CLASS III DIRECTORS, OF THE ABOVE NAMED NOMINEES AND “FOR” APPROVAL OF THE STOCKHOLDERS RIGHTS PLAN. THIS PROXY CONFERS DISCRETIONARY AUTHORITY TO CUMULATE VOTES FOR EITHER OR BOTH OF THE NOMINEES FOR ELECTION OF DIRECTORS FOR WHICH AUTHORITY TO VOTE HAS NOT BEEN WITHHELD AND TO VOTE ON ALL OTHER MATTERS WHICH MAY BE VOTED ON AT THE ANNUAL MEETING.

Date: 2006

(Signature)

(Signature if held jointly)

Please sign your name exactly as it appears hereon. Executors, administrators, guardians, officers of corporations, and others signing in fiduciary capacity should state their full titles as such.